MICROBOT MEDICAL LTD.

2015 STOCK OPTION PLAN

1.	PURPOSE

The purpose of this 2015 Stock Option Plan is to secure for Microbot Medical Ltd. and its shareholders the benefits arising from ownership of share capital by employees, officers, directors and consultants of the Company and its Affiliates (as defined below), who are expected to contribute to the Company’s future growth and success.

2.	DEFINITIONS

2.1.	DEFINED TERMS

1.	Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“Administrator”	means, the Board of Directors of the Company, or a committee to which the Board of Directors shall have delegated power to act on its behalf with respect to the Plan. Subject to the Articles of Association of the Company, as may be amended from time to time, the Administrator, if it is a committee, shall consist of such number of members (but not less than two (2)) as may be determined by the Board and subject to the requirements of the Law.

“Affiliate(s)”	Means, a present or future company that either (i) Controls Microbot Medical Ltd. or is Controlled by Microbot Medical Ltd.; or (ii) is Controlled by the same person or entity that Controls Microbot Medical Ltd.

“Allocate” or “Allocated”	with respect to Options, means the allocation of Options by the Company to the Trustee on behalf of a Participant.

“Board”	means, the Board of Directors of the Company.

“Cause”	means, when used in connection with the termination of a Participant’s employment with, or service to the Company or an Affiliate, as a result of a basis for termination, including, but not limited to: dishonesty toward the Company or its Affiliate, insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Affiliate; or, any substantial breach by the Participant of (i) his or her employment or service agreement or (ii) any other obligations toward Company or Affiliate.

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“Code”	means, the United States Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

“Commencement Date”	means, the date of commencement of the vesting schedule with respect to a Grant of Options.

“Company”	means, Microbot Medical Ltd., a company incorporated under the laws of the State of Israel.

“Consultant”	means, any person (other than an Employee or a Director) who is engaged by the Company, a Subsidiary or an Affiliate to render consulting or advisory services to the Company or such Subsidiary or Affiliate.

“Continuous Service”	means, with respect to a Non-Israeli Participant - that the provision of services to the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Subsidiary or Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under applicable labor laws. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

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“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Director”	With respect to Israeli Participant - as defined in Israeli Companies Law 5759 - 1999.

With respect to Non-Israeli Participants - means, each member of the Board of Directors of the Company who is not an Employee, who does not receive compensation from the Company or any Subsidiary in any capacity other than as a Director and whose membership on the Board is not attributable to any contract between the Company and such Director or any other entity with which such Director is affiliated.

“Disability”	means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Employee”	With respect to Israeli Participants - as defined under Section 102 (including, officers of the Company that are not formally considered employees of the Company, but are entitled to participate in such a plan under Section 102). With respect to Non-Israeli Participants - means, an officer or other employee of the Company, a Subsidiary or an Affiliate, including a director who is such an employee.

“Exercise Price”	means, the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to exercise a Granted Option and convert such Option into an Underlying Share.

“Grant Letter”	means, a letter from the Company or Affiliate to a Participant in which the Participant is notified of the decision to Grant to the Participant Options according to the terms of the Plan. The Grant Letter shall specify (i) the Tax Track that the Company chose according to Section 12 of the Plan (if applicable); (ii) the Exercise Price; (iii) the number of Options Granted to the Participant; and (iv) the date of Grant.

“Grant of Options”	with respect to Options, means the grant of Options by the Company to a Participant pursuant to a Grant Letter.

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“Holding Period”	means, with regard to Options Granted under Section 102, the period in which the Allocated Options granted to a Participant or, upon exercise thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“Incentive Stock Options”	means, Options Granted to Non-Israeli Participants, in accordance with the provisions of section 422 of the Code and designated as an Incentive Stock Option.

“IPO”	means, the initial public offering of shares of the Company and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.

“Israeli Participant”

means, an Israeli resident who is an employee, officer or director of the Company or any Affiliate (provided that such person does not Control the Company as such term is defined in the Tax Ordinance), on behalf of whom an Option is Granted pursuant to Section 102.

“Law”	means, the laws of the State of Israel as are in effect from time to time and any US law applicable to Options Granted to Non-Israeli Participants.

“Notice of Exercise”	shall have the meaning set forth in Section 7.3 below.

“Option”	means, an option to purchase one Share of the Company.

“Non-Israeli Participant”	means, a non-Israeli resident, on behalf of whom an Option is Granted pursuant to the Code.

“Non-Qualified Israeli Participant”	means, an Israeli resident who is not qualified to receive Options under the provisions of Section 102, on behalf of whom an Option is Granted pursuant to Section 3i.

“Participant”	means, an Israeli Participant, or a Non-Qualified Israeli Participant, or a Non-Israeli Participant, or a Consultant.

“Non-Qualified Option”	means, an Option not intended to be an Incentive Stock Option, and designated as a Non-Qualified Option.

“Plan” or “Option Plan	means, this Stock Option Plan, as may be amended from time to time.

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“Retirement”	means, the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“Section 102”	means, Section 102 of Israeli Tax Ordinance, as may be amended from time to time.

“Section 102 Rules”	means, the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, as may be amended from time to time.

“Section 3(i)”	means, section 3(i) of the Israeli Tax Ordinance and any applicable rules thereto, as may be amended from time to time.

“Share(s)”	means, an ordinary share of the Company, having a par value of NIS 1.

“Subsidiary”	means a subsidiary of the Company as defined in Section 424(f) of the Code.

“Tax Ordinance”	means, the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Capital Gains Tax Track Through a Trustee”	means, the “Capital Gains Track Through a Trustee” as provided for in Section 102 of the Tax Ordinance.

“Tax Provision”	means, with respect to the Grant of Options, the provisions of the Capital Gains Tax Track of Section 102, or the provisions of 3i, or the provisions of the Code.

“Ten Percent Shareholder”	means, a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

“Term of the Options”	means, with respect to Granted but unexercised Options, the time period set forth in Section 9 below.

“Trustee”	means, a Trustee appointed by the Company to hold in trust, Allocated Options and the Underlying Shares issued upon exercise of such Options, on behalf of Israeli Participants.

“Underlying Shares”	means, Shares issued or issuable upon exercise of Granted Options all in accordance with the Plan.

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2.2.	GENERAL

Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.

3.	SHARES AVAILABLE FOR OPTIONS

The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be as resolved by the Company’s Board of Directors. Such number of Shares shall be subject to adjustments as required for the implementation of the provisions of the Plan, in accordance with Section 4 below.

In the event that the right to exercise Options Granted under the Plan expires or otherwise terminates in accordance with the provisions of the Plan, such Options shall become available for future Grants and Allocations under the Plan.

4.	ADJUSTMENTS

4.1.	ADJUSTMENT OF OPTIONS - BONUS SHARES

Should the Company distribute bonus shares to its shareholders (“Bonus Shares”), then the number of Underlying Shares issued for Options exercised after such distribution, shall be increased by the number of Bonus Shares issued per Share. The exercise price of each Option will not change as a result of such adjustment. All provisions referring to Underlying Shares shall also apply with respect to the Bonus Shares distributed by such adjustments.

4.2.	CHANGE OF COMPANY’S CAPITAL

In an event such as a stock split or a reverse stock split or any such other change in the corporate structure of the Company effecting its Share capital, then the Board of Directors of the Company shall make any changes or adjustments with respect to the number and class of the Underlying Shares and/or the Exercise Price of each Option, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

4.3.	FRACTION OF SHARES

In any event that the Company will be required to issue to a Participant fraction of Shares pursuant to this Section 4, the Company will not issue fraction of Shares and the number of Shares shall be rounded down to the closest number of Shares.

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5.	ADMINISTRATION OF THE PLAN

5.1.	POWER

Subject to the Law, the Articles of Association of the Company, and any resolution to the contrary by the Company’s Board of Directors, the Administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan; including, without limitation, to determine:

(i)	the Participants in the Plan, and the number of Options to be Granted for each Participant’s benefit (subject to the approval of the Board of Directors if such approval is required by Law);

(ii)	the time or times at which Options shall be Granted;

(iii)	the Exercise Price for any Granted Option;

(iv)	whether, to what extent, and under what circumstances an Option may be settled, canceled, forfeited, exchanged, or surrendered;

(v)	any terms and conditions in addition to those specified in the Plan under which an Option may be Granted; and

(vi)	any measures, and to take actions, as deemed necessary or advisable for the administration and implementation of the Plan.

(vii)	subject to Section 7, to accelerate the date on which any Option allocated to a certain Participant under the Plan becomes exercisable;

(viii)	to grant Option to Participants who are foreign nationals or employed outside Israel and/or the United States, on such terms and conditions different from those specified in the Plan, as may, in the discretion of the Administrator, be necessary or desirable to further the purpose of the Plan.

(ix)	to exercise all powers and authorities granted to him under the Plan; and

(x)	to the extent required - to interpret and to determine how to implement the provisions of the Plan;

5.2.	LIMITATIONS

Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of applicable Law, and no waiver or amendment with respect to the Plan shall have a material adverse affect on any Participant’s rights in connection with any Granted Option under the Plan without receiving the consent of such Participant.

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6.	GRANT AND ALLOCATION OF OPTIONS

6.1.	CONDITIONS FOR ALLOCATION OF OPTIONS

Options may be Allocated at any time after:

(A)	the Plan has been approved by the necessary corporate bodies of the Company; and

(B)	30 days after a request for approval of the Plan has been submitted to the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance; and

(C)	all other approvals, consents or requirements necessary by Law have been received or met.

6.2.	ELIGIBILITY FOR OPTIONS

The Administrator may grant Options to any Employee, officer, Director, or Consultant of the Company and its Affiliates, provided, however, that Incentive Stock Options only may be granted to Employees.

6.3.	DATE OF GRANT OR ALLOCATION

(a)	The date on which Options shall be deemed Granted under the Plan shall be the date on which the Company shall notify the Participant in a Grant Letter that such Options have been Granted to the Participant or the date specified as the date of grant in the Grant Letter, if specified (“Date of Grant”).

(b)	With respect to Israeli Participants - the date on which Options shall be deemed Allocated under the Plan shall be the date on which the Company shall notify the Trustee that such Options have been Allocated in the name of the Trustee on behalf of a Participant; and with respect to Non-Israeli Participants - the date on which the Company shall notify such Participant that Options have been allocated in his name, or any other date specified in the Grant Letter as the date of Allocation, if specified (“Date of Allocation”).

6.4.	GRANT LETTERS

Any grant of Options to a Participant shall be made in a form of a Grant Letter and shall include a copy of the Plan. The receipt by a Participant of such Grant Letter shall be deemed a consent by such Participant that the Option is subject to all the terms and conditions of the Grant Letter and the Plan.

The Administrator may include in the Grant Letters any provision, which it deems necessary, in order to adjust the terms of the Grant of Options to applicable laws of the jurisdiction in which Participants reside.

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7.	EXERCISE OF OPTIONS

7.1.	EXERCISE PRICE

The Exercise Price per Underlying Share deliverable upon the exercise of an Option shall be determined by the Board or by a committee of the Board to which the Board delegated such power, in accordance with detailed parameters adopted by the Board. The Exercise Price shall be set forth in the Grant Letter.

Notwithstanding the above, the exercise price of Incentive Stock Options Granted to a Non-Israeli Participant shall not be less than 100% of the Fair Market Value of the Share as defined below, unless expressly required otherwise by the law applicable to a Non-Israeli Participant. If an Incentive Stock Option is Granted to a Non-Israeli Participant owning more than ten percent of the shares of the Company or of a Subsidiary, or possessing at the time of the Grant more than ten percent of the total combined voting power of all classes of shares of the Company (or of its Subsidiary), then the Exercise Price shall be no less then 110% of the Fair Market Value of the Share at the time of Grant.

Notwithstanding the foregoing, Incentive Stock Options may be Granted with an Exercise Price other than as required above, pursuant to a Merger Transaction and in accordance with Section 424 of the Code.

“Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(1)	if the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market System, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or according to any other source the Administrator deems reliable;

(2)	if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the average between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

(3)	in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator.

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Notwithstanding the aforesaid, if the aggregate Fair Market Value of the Incentive Stock Options that are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

For the purpose of this Section a “Merger Transaction” shall be (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of the capital stock of the Company; or (iii) a merger, consolidation or like transaction of the Company with or into another corporation.

7.2.	VESTING SCHEDULE

Unless otherwise determined by the Administrator, all Options Granted on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant, become vested and exercisable in accordance with the following vesting schedule:

(A)	25% of the Options shall be exercisable on the first anniversary of the Commencement Date, and shall remain exercisable until the end of the Term of the Options.

(B)	Thereafter, all Options shall vest over a period of 36 months, on a calendar quarterly basis.

(C)	In accordance with the above, all Options Granted to a Participant shall be fully vested and exercisable on the fourth anniversary of the Commencement Date and shall remain exercisable until the end of the Term of the Options, provided however that should determined by the Administrator that part of the Options are vested upon consummation of certain milestones, such party shall only be deemed vested upon the confirmation in writing by Administrator (at it sole discretion) that such milestone was consummated.

(D)	The Administrator may, at its discretion, accelerate the vesting of all or part of the Options, for part or all of the Participants, all at its sole discretion, including, but not limited to, in connection with the initial public offering of Company’s Shares and/or Company’s sale of all or substantial part of its Shares and/or assets.

7.3.	MANNER OF EXERCISE

An Option may be exercised by and upon the fulfillment of the following:

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(A)	Notice of Exercise

The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Options to be exercised, and (iii) the Exercise Price to be paid (the “Notice of Exercise”).

(B)	Exercise Price

The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Notice of Exercise.

(C)	Allocation of Shares

Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.

(D)	Expenses

All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely on the Participant.

8.	WAIVER OF OPTION RIGHTS

At any time prior to the expiration of any Granted (but unexercised) Option, a Participant may waive his rights to such Option by a written notice to the Company’s principal office. Such notice shall specify the number of Options Granted, which the Participant waives, and shall be signed by the Participant. Upon receipt by the Company of a notice of waiver of such rights, the rights of the Participant with respect to such Options shall expire and the Options shall become available for future Grants and Allocations under the Plan.

9.	TERM OF THE OPTIONS

Unless earlier terminated pursuant to the provisions of this Plan, all Granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10th anniversary of the Commencement Date of such Options.

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10.	EXPIRATION OF THE OPTIONS

10.1.	Exercised Options shall expire automatically upon the issuance of the Underlying Shares.

10.2.	A Participant’s right to exercise an Option shall expire at the end of the Term of such Option.

10.3.	If the right of a Participant to exercise an Option expired, the Option shall not grant any rights to such Participant.

11.	TERMINATION OF EMPLOYMENT

11.1.	TERMINATION OF EMPLOYMENT

If an Israeli Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason, and/or if the Continuous Service of a Non-Israeli Participant is terminated for any reason (“Termination of Employment”) other than death, Retirement, Disability or Cause, then any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, in its sole discretion), Allocated on such Participant’s behalf (“Exercisable Options”) may be exercised, if not previously expired, not later than the earlier of (i) 90 days after Termination of Employment (which period may be extended by the Administrator); or (ii) the Term of the Options.

The right of such Participant to exercise all other Options shall expire upon the date of Termination of Employment.

11.2.	TERMINATION FOR CAUSE

In the event of Termination of Employment of a Participant for Cause, the Participant’s right to exercise any unexercised Options, Granted to such Participant, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire.

If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options Granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options Granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire.

The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

11.3.	TERMINATION BY REASON OF DEATH, RETIREMENT, OR DISABILITY

In the event of Termination of Employment of a Participant by reason of death, Retirement, or Disability, any vested but unexercised Options shall be exercisable in the case of death, by his or her estate, personal representative or beneficiary, or in the case of Retirement or Disability, by the Participant or his or her personal representative (as the case may be), until the end of the Term of the Options.

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The right of the Participant to exercise all other Options shall expire upon the date of Termination of Employment or upon termination of Continuous Service, as applicable.

11.4.	EXCEPTIONS

In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Administrator may in its discretion decide to extend any of the periods stated above in Sections 10.1-10.3, subject to Section 9 above.

11.5.	TRANSFER OF EMPLOYMENT OR SERVICE

Subject to the receipt of appropriate approvals from the Israeli Tax Authorities, if applicable, a Participant’s right to Options or the exercise thereof that were Granted to him or her under this Plan, shall not be terminated or expired solely as a result of the fact that the Participant’s employment or service as an employee, officer, director or Consultant changes from the Company to an Affiliate or vice versa. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.

12.	OPTIONS AND TAX PROVISIONS

All Options under this Plan shall be Granted in accordance with one of the Tax Provisions as follows:

●	The Company shall Grant Options to Israeli Participants in accordance with the provisions of Section 102 and the Rules related to the Capital Gains Tax Track. Options that are Granted under Section 102 can only be granted to Israeli Participants, which are Employees and/or Directors of the Company and its Affiliates.

●	The Company shall Grant Options to Non-Qualified Israeli Participants in accordance with the provisions of Section 3(i).

●	The Company may Grant Incentive Stock Options or Non-Qualified Options to Non- Israeli Participants under the Provisions of the Section 422 of the Code. Options granted to Non-Israeli Participants which are Directors and/or Consultants of the Company shall be Non-Qualified Options.

12.1.	TAX PROVISION SELECTION

The Company shall elect under which Tax Provision each Option is Granted in accordance with any applicable Law and its sole discretion - i.e. the Company shall elect, in accordance with applicable Laws, if to Grant Options to Participants under the Capital Gains Tax Track, or under the provisions of 3i, or under the provisions of the Code. The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Options are Granted. If the Company does not specify at grant the Tax Provision under which an Option granted to a Non-Israeli Participant is granted, such Option shall be deemed to be a Non-Qualified Option.

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12.2.	SECTION 102 TRUSTEE TAX TRACKS

With respect to Options granted under the Capital Gains Tax Track, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Israeli Participant the Allocated Options and the Underlying Shares issued upon exercise of such Options in trust on behalf of each Israeli Participant.

The Holding Period for such Options will be as follows:

(1)	24 months from the date of Allocation; or

(2)	such period as may be determined in any amendment of Section 102.

Subject to Section 102 and the Rules, Israeli Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.

In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options originally Allocated (the “Additional Rights”), subject to the terms of this Plan hereinabove, all such Additional Rights shall be Allocated and/or issued to the Trustee for the benefit of Israeli Participants, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

12.3.	CONCURRENT CONDITIONS

The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options Granted.

12.4.	TRUST AGREEMENT

The terms and conditions applicable to the trust on behalf of Israeli Participants relating to the Capital Gains Tax Track shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).

12.5.	INCENTIVE STOCK OPTIONS

If the Option Granted is an Incentive Stock Option, and if the Non-Israeli Participant sells or otherwise disposes of any of the Underlying Shares on or before the later of (i) the end of two years following the Date of Grant; and (ii) the end of one year following the transfer of such Underlying Shares to the Non-Israeli Participant upon exercise of the Option (“the Code Holding Period”), then the Non-Israeli Participant shall immediately notify the Company of such disposition of the Underlying Shares.

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Any disposition of the Underlying Shares before the end of the Code Holding Period, may impose income tax withholding liabilities on the Company or Subsidiary as the case may be, and may impose other tax liabilities on the compensation income recognized from the such disposition.

13.	TERM OF SHARES HELD IN TRUST

No Underlying Shares or Additional Rights issued by the Company to the Trustee, shall be held by the Trustee on behalf of the Israeli Participant for a period longer than ten (10) years after the end of the Term of the Options. The Administrator shall instruct the Trustee as to the transfer of these Shares.

14.	RIGHTS AS A SHAREHOLDER

Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company’s register of shareholders or if applicable, in the Trustee’s name for the benefit of the Participant.

The Participants shall be entitled to receive any cash dividend paid to the shareholders of the Company with respect to Shares issued to them under this Plan (but only after and subject to the issuance of such Shares under their name). Payments of such dividend to the Participants shall be subject to any required tax being withheld or otherwise deducted by the Trustee or the Company, as agreed between the Company and the Trustee.

15.	NO SPECIAL EMPLOYMENT RIGHTS

Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Israeli Participant.

No Participant shall have any claim or demand with respect to any of the Options, except according to the specific terms of the Grant Letter provided to him or her by the Company.

16.	RESTRICTIONS ON SALE OF OPTIONS AND SHARES

16.1.	OPTIONS

Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

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16.2.	SHARES

Shares issued under this Plan shall be subject to all limitation imposed by the Company’s Articles of Association.

Without derogating the aforesaid, until the consummation of an IPO, the Underlying Shares shall be subject to a Right of First Refusal, as follows:

(i)	Should a Participant wish to sell the Underlying Shares, in whole or in part (the “Offered Shares”), such Participant shall first offer these shares to all the shareholders of the Company who hold more than 5% of the Company’s shares on a fully diluted basis and to those Participants who would hold more than 5% of the Company’s shares on a fully diluted basis, if they exercise the full amount of their Granted Options (whether vested or not) (the “Offeror” and the “Offerees”, respectively). Such an offer shall be in writing and shall include details as determined by the Company from time to time (the “Offer”). In addition, the Offer shall be simultaneously delivered to the registered office of the Company.

(ii)	Each of the Offerees shall be entitled to notify the Offeror, within 30 days as of the receipt of the Offer, of his interest or lack of interest to accept the Offer and to purchase all or any part of the Offered Shares on the terms of the Offer (“Notice of Acceptance”).

(iii)	Should the number of shares that the all or any of the Offerees are interested to purchase exceed the number of the Offered Shares, the Offerees who have provide the Company a Notice of Acceptance shall receive their portion of the Offered Shares, according to their holdings in the Company (pro-rata) on the date of the acceptance of the Offer.

(iv)	Should the total number of shares that all the Offerees are interested in purchasing be lower than the number of the Offered Shares, the Offeror shall issue a written notice to this effect to all the Offerees who have sent timely Notice of Acceptance. In his notice, the Offeror shall specify the number of shares with respect to which no Notice of Acceptance has been received (hereinafter: the “Re-Offered Shares”). Such Offerees shall be entitled to notify the Offeror within three (3) business days of the receipt of such notice regarding their interest to purchase an additional number of shares (hereinafter: the “Additional Notice of Acceptance”).

(v)	Should the number of shares with respect to which the aforesaid Offerees have announced their interest in the purchase thereof by means of an Additional Notice of Acceptance exceed the number of the Re-Offered Shares, the Offerees that have submitted an Additional Notice of Acceptance shall receive their portion of the Re-Offered, according to their holdings in the Company (pro-rata) on the date of the acceptance of the Offer.

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(vi)	Should a Notice of Acceptance not be provided to the Offeror within the 30-day period mentioned above, or should the Offerees notify that they do not accept the Offer, or should the total number of shares that all the Offerees are interested in purchasing, even after the re-offering of the shares, be lower than the number of the Offered Shares, the Offeror shall not be obligated to transfer the Offered Shares to the Offerees and he will be entitled to sell the Offered Shares to such purchaser (the “Purchaser”) on terms that are identical or better that the terms of the Offer, provided that if the Offered Shares are sold to the Purchaser within 60 days as of the end of the 30-day period for the issuance of a Notice of Acceptance or of the date on which the notices of non-acceptance are received or after the three business days period during which time the Offerees are entitled to issue an Additional Notice of Acceptance, as stated in Section (iv) above, as the case may be.

(vii)	The provisions of Sections (i) - (vi) above shall only be in effect until the consummation of an IPO by the Company.

16.3.	ACCELERATION PROVISION

The Administrator, in its sole discretion, may resolve, with respect to a specific Participant (or certain specific Participants), that all or some of the unvested Options of Such Participant/s will be accelerated.

16.4.	LOCK UP

Notwithstanding the Holding Period, following the Company’s IPO, at the request of the underwriters or if required under applicable law and/or by any governmental authority, the Administrator may determine that the Underlying Shares issued pursuant to the exercise of Options may be subject to a lock-up period of up to 180 days, or such other period of time as may be recommended by the Company’s Board of Directors, during which time Participants shall not be allowed to sell Shares.

17.	VOTING RIGHTS

Options that have not yet been exercised shall not have any voting rights. Following the exercise of Options, the Underlying Shares shall have voting rights as specified in this Section below. Each of the Underlying Shares shall entitle the holder thereof to one vote at shareholders meetings of the Company. The Trustee shall forward any notice regarding shareholders meetings to the last address of the Participants provided to the Trustee by the Company. A Participant, who wishes to exercise his/her right to vote at such meeting, shall send a letter to the Trustee at least four (4) working days before the meeting. The Trustee shall issue a power of attorney to such Participant, enabling the Participant to vote the number of Underlying Shares held for him/her in trust, in accordance with the Company’s Articles of Association. Notwithstanding the above, until consummation of the Company’s IPO, Shares issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to the Company Secretary.

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18.	TAX MATTERS

This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of the Ordinance and the Code, as applicable and any written approval from any relevant Tax Authorities. All tax consequences under any applicable law (other than stamp duty) which may arise from the Grant or Allocation of Options, from the exercise thereof or from the holding or sale of Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely by the Participant. The Participant shall indemnify the Company and/or Affiliate, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

In an event of a disqualifying disposition with respect to Options Granted to a Non-Israeli Participant, such Options shall be treated in accordance with the requirements of the Code.

The Fair Market Value of the Shares shall be determined in accordance with Section 7.1 of this Plan, unless required otherwise by any applicable Law.

19.	WITHHOLDING TAXES

Whenever an amount with respect to withholding tax relating to Options Granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate and/or the Trustee, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto. If such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off (subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

With regard to Options Granted to Israeli Participants - until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and/or Underlying Shares may be validly transferred in accordance with Section 22 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Israeli Participant were he or she to have survived.

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20.	MATERIAL BREACH

In an event of a material breach by a Participant of the terms of this Plan or the Grant Letter provided to him or her, and without derogating any of the remedies available to the Company under any applicable law, the Company may, at its sole discretion, after sending a written notice to such Participant, forfeit the right of the Participant to some or all the Options Granted to such Participant.

21.	NO TRANSFER OF OPTIONS

The Trustee shall not transfer Options to any third party, including a Participant, except in accordance with instructions received from the Administrator.

22.	TRANSFER OF RIGHTS UPON DEATH

No transfer of any right to an Option or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents:

(A)	A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;

(B)	A written consent by the transferee to pay any amounts in connection with the Options and Underlying Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and

(C)	any such other evidence as the Administrator may deem necessary to establish the right to the transfer of the Option or Underlying Share issued upon the exercise thereof and the validity of the transfer.

23.	NO RIGHT OF OTHERS TO OPTIONS

Subject to the provisions of the Plan (including in a case of Death stated in sec 11.3 above), no person other than the Participant shall have any right with respect to Options Granted to the Participant’s under the Plan.

24.	EXPENSES AND RECEIPTS

The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty, it any) shall be borne by the Company. Any proceeds received by the Company in connection with the exercise of any Option may be used for general corporate purposes.

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25.	REQUIRED APPROVALS

The Plan is subject to the receipt of all approvals required under the Ordinance, the Code and the Law, to the extent required.

26.	APPLICABLE LAW

This Plan and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.

27.	TREATMENT OF PARTICIPANTS

There is no obligation for uniformity of treatment of Participants.

28.	NO CONFLICTS

In the event of any conflict between the terms of the Plan and the Grant Letter, the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.

29.	PARTICIPANT UNDERTAKINGS

By entering into this Plan, the Participant shall (1) agree and acknowledge that he or she has received and read the Plan and the Grant Letter; (2) undertake all the provisions set forth in: the Code, Section 3i, or Section 102 (including provisions regarding the Capital Gains Tax Track) as applicable, the Plan, the Grant Letter and the Trust Agreement (if applicable); and (3) if the Options are Granted under Section 102, the Israeli Participant shall undertake that subject to the provisions of Section 102 and the Rules, he or she shall not to sell or release the Underlying Shares from trust before the end of the Holding Period (if any).

30.	MISCELLANEOUS

30.1.	TERM OF THE PLAN

The Plan shall be in effect until the earlier of: (1) January 30, 2016; or (2) the date it is terminated by the Board of the Company.

30.2.	PARTICIPANT’S RANK

Nothing in this Plan and/or in the Grant Letter shall be construed as granting a Participant any preference above those of a regular creditor of the Company with respect to any of liability of the Company in connection to the exercise of the Options, in whole or in part, which has not yet been consummated.

* * * *

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